Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-134156, 333-38606 and 333-124908) of Blue Dolphin Energy Company of our report dated March 31, 2011, with respect to the consolidated financial statements of Blue Dolphin Energy Company and Subsidiaries as of December 31, 2010 and 2009, and for each of the years in the two-year period ended December 31, 2010, which appear in this Annual Report on Form 10-K for the year ended December 31, 2010.

/s/ UHY LLP
Houston, Texas
March 31, 2011